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                            AGREEMENT

     This Agreement is entered into and effective this 19th day of October by and between LEKET-BAR CHEMICALS, LTD., Corporation of the State of Israel, having a place of business at 20 Pinsker Street, Netanya 42411 Israel, 9 (LEKET-BAR) and Agricultural Glycosystems, Inc., a corporation of the State of Michigan, having a place of business at One Kendall Square, Building 300, Cambridge Massachusetts 02139 (AGI).

     Whereas Leket-Bar is possessed of a particular body of technology, and

     Whereas AGI is wishes to obtain tights under this technology,

     Now therefore, the parties agree as follows:

I.   Definitions

     A. Agreement Technology, shall mean that technology embodied in the patients listed on Appendix A which attached hereto and made part of this Agreement.

     B. Licensed territory shall mean the world, except for the Excluded Territory.

     C.   Excluded Territory shall mean Israel, Korea, Argentina,
Bolivia, Egypt, Turkey, Venezuela, Columbia, Peru, Ecuador,
Uruguay, Costa Rica, Guatemala, and Paraguay.

     D. Licensed Products shall mean these products which are sold in a country included in the Licensed Territory, and which are covered therein by one or more of patents comprising the Agreement Technology.

     E. Agreement Year shall mean the twelve-month period commencing on the effective date of this Agreement, as well as succeeding twelve month periods commencing on succeeding anniversary dates of the effective date of this Agreement.

II.  The Transfer of Technology

     A. Leket-Bar hereby grants to AGI the exclusive right, in the Licensed Territory, to make, have made, use, lease, sell and otherwise dispose of Licensed Products, as well as the right to grant one or more sub-licenses under the Licensed Technology.

     B. Leket-Bar hereby assigns to AGI all rights and title in and to the Agreement Technology in the Licensed Territory.



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III. Payments

     A. In exchange for the license and assignment granted herein, AGI shall pay Leket-Bar in accord with the following schedule:

          1. AGI shall pay Leket-Bar $100,000 during each of the first and second agreement years, said payment to be made in the form of eight quarterly installments of $25,000 each, with the first payment of $25,000 to be made upon execution of this Agreement.

          2. AGI shall pay Leket-Bar $100,000 during each of the third and forth agreement years, said payment to be made in the form of eight quarterly payments of $25,000 each; however, if at the end of each of said third and forth agreement years, the royalty payments as defined in section III B hereinbelow, would have exceeded $100,000, Leket-Bar shall be entitled to a supplemental payment which is equal to any such royalty excess.

          3. In the fifth agreement year, and each succeeding agreement year, AGI shall pay Leket-Bar royalties in accord with section IIIB hereinbelow.

     B. Royalty payments shall comprise three (3%) percent of the net selling price of Licensed Products sold hereunder by AGI in a country included in the Licensed Territory. Said net selling price shall be exclusive of discounts, credits for returned merchandise, taxes and other governmental levies. Royalties shall attach when Licensed Products are sold, and payment is received thereof by AGI.

     C. In the first agreement year, sub-license royalty payments shall comprise fifty (50%) percent of royalty received by AGI from sub-licensing the Licensed Technology to third parties; in the second agreement year, sublicensing royalty payments shall comprise forty (40%) percent of royalties received by AGI from sub-licensing the Licensed Technology to third parties; in the third agreement year, sub-licensing royalty payments shall comprise thirty (30%) percent and royalty payments received by AGI for sub-licensing the Licensed Technology to third parties; in the fourth and succeeding agreement years, sub-license royalty payments shall comprise twenty (20%) percent and royalties received by AGI for sub-licensing the Licensed Technology and third parties; said sub-license royalties shall attach when payment therefor is received by AGI; and shall be independent from, and in addition to the payments made in accordance with Section III-A hereinabove.

     D. During the term of this Agreement, on a quarterly basis, and ninety days following the termination of this Agreement AGI shall submit royalty reports to Leket-Bar. Said royalty reports shall specify the revenues received by AGI from

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the sale of Licensed Products in the previous quarter as well as the revenues received by AGI from the sub-licensing of the Licensed Technology, and said reports shall include a check in payment of any royalties and sub-license royalties then owed.

     E. During the term of this Agreement, and for two years thereafter, AGI shall keep records in sufficient detail to enable Leket-Bar to verify royalty reports made hereunder, and Leket-Bar shall have the right to appoint an auditor to review said records to verify the accuracy of said reports and payments, provided that the review shall place no more than once per year, and upon reasonable notice to AGI, and during normal business hours. The cost of any such audit shall borne by Leket-Bar.

IV.  Term and Termination

     A. Unless earlier terminated, this Agreement shall run for the life of the last to expire of the patents licensed hereunder.

     B. During the first and second agreement year, AGI may terminate this agreement at will, upon thirty days written notice to Leket-Bar.

     C. In the event that either of the parties breaches a material provision of this Agreement, the other party any terminate this agreement upon sixty days written notice to the breaching party; however if, during the sixty day notice period, the breaching party shall fully cure the breach, this agreement shall continue on in force as if said notice had not been given.

     D. If this Agreement is terminated for nay reason, AGI shall reassign the Agreement Technology to Leket-Bar and AGI shall also by obligated to make final royalty report and payment, and keep and maintain records as set forth in section III.

V.   Preservation of the Licensed Technology

     A. During the term of this Agreement AGI shall by responsible for preserving, protecting, and maintaining the Agreement Technology, in the Licensed Territory and toward that end, shall pay all maintenance fees, filing fees, renewal fees, annuities and other governmental fees, and shall execute and file all documents necessary to preserve, obtain and maintain patents constituting the Agreement Technology, and Leket-Bar shall extend AGI all cooperation necessary for AGI to do so, including providing documentation and testimony, provided that the responsible cost thereof is borne by AGI. If AGI shall elect to not make any such payments or take any other steps to preserve Agreement Technology, in any one or more countries comprising the Licensed Territory (non-elected countries) it shall promptly inform Leket-Bar thereof, prior to any final deadline for making said payments or filing said documents, and Leket-Bar shall have
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the rigth, at its sole option, to make said payments and/or file said documents, in which instance, any parents or patent applications, for which Leket-Bar has done so shall automatically be removed from the body of Agreement Technology, and in such instance, AGI shall reassign said technology to Leket-Bar in said non-elected countries.

VI.  Disclosure of Agreement Technology

     A. Upon execution of this Agreement, Leket-Bar shall, as soon as is reasonably practicable, fully identify, disclose and make available to AGI all documentation, data, patents, patent applications and the like in its possession or control relating to the Agreement Technology.

     B. Leket-Bar shall, during the term of this Agreement, promptly and fully disclose to AGI all improvements to the Agreement Technology, and AGI shall have the option, but not the obligation, to include said improvements in the Agreement
Technology.

     C. During the term of this Agreement, Leket-Bar shall extend to AGI all cooperation reasonably necessary for AGI to obtain and avail itself of the technology transferred hereunder.

VII. Enforcement

     A. During the term of this license, AGI shall have the right, but not the obligation, to take all actions necessary to enforce the rights transferred hereunder, including the right to bring suit at its own expense, and in its own name, or if required by law, jointly with, or in the name of Leket-Bar.

     B. Should AGI institute any enforcement action hereunder, it shall have the sole right to direct and control said enforcement action, including the right to settle said action.
AGI shall have the right to retain any recovery, award or settlement result from said enforcement.

     C. Leket-Bar shall extend all reasonable and necessary cooperation to AGI in connection with its efforts to enforce any of the rights licensed hereunder, including giving testimony, executing documents, and providing technical assistance, provided that the reasonable costs thereof are borne by AGI.

VIII.     Confidentiality

     A. It is contemplated that in the course of this Agreement, that each of the parties may disclose to the other, information which it regards as confidential. During the terms of this Agreement, and for three (3) years thereafter, the parties agree to maintain confidentiality with regard to products, documents know-how, marketing information, and other
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information relating to the Licensed Technology, or to any other information which the parties designate as confidential ("collectively confidential information"). This obligation shall apply to confidential information which either party generates itself, and to confidential information either party receives from the other party, as well as confidential information generated on behalf of either of the parties by a third party. This obligation shall not apply to information which is in, or enters into the public domain through no breach of this Agreement, or to information which is communicated to either of the parties hereto by a third party who has not improperly obtained such information.

IX.  Regulatory Approval

     A. Included in the body of Agreement Technology is a novel fungicide material, and upon execution of this Agreement, AGI shall proceed to obtain necessary approval for this material.

X.   Miscellaneous

     A. AGI shall have the right to transfer or assign the rights granted hereunder to a third party provided that third party agrees, in writing, to be bound by all terms and conditions of this Agreement.

     B. During the term of this Agreement, both parties shall use their best efforts to maximize the value of this Agreement and the rights granted hereunder.

     C. If any provision in this Agreement is, for any reason whatsoever, held to be void or of no effect, it shall not effect the validity of the remaining provisions of this Agreement, except in the case where such void provisions would make the entire Agreement unworkable.

     D. Any notices required or permitted to by given under this Agreement shall by deemed sufficiently given if mailed by registered mail, postage prepaid, addressed to the party to by notified at its address listed above, or at such other address as may have been previously furnished in writing to the notifying party.

     E. This Agreement is a complete statement of the entire understanding of the parties with respect to the subject matter thereof, and no prior representations, promises or understandings relating to the subject matter, which are not incorporated herein, shall be binding upon the parties hereto.

     F. This Agreement may only be modified by a writing signed by both of the parties hereto.


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     G.   Should any dispute under this Agreement give rise to
litigation between the parties, it is agreed that said litigation may be brought in the courts of the jurisdiction in which the plaintiff therein is resident.

     H. No association, combination or relation is created by the parties except as provided herein.

     IN WITNESS WHEREOF, parties have caused this Agreement to be executed as of the date first set forth hereinabove.

                              LEKET-BAR CHEMICALS, LTD.

                              By:__________________________
                              Its:__________________________

                              AGRICULTURAL GLYCOSYSTEMS, INC.

                              By: /s/ Bradley J. Carver
                                  Its: President